Exhibit 10.20

November 5, 2001

Jonathan Corn

15061 Paso Del Sol

Del Mar, Ca. 92014

Re: Employment Agreement

GENERAL COUNSEL EMPLOYMENT AGREEMENT

TITLE AND DUTIES:

As General Counsel for National RV Holdings your primary function is to identify areas of liability within the organization and make recommendations for their resolution. Understanding that a variety of other assignments will be given to you, you agree to always provide direction, while never compromising the best interest of the Company.

COMPENSATION:

Refer to Offer of Employment letter for compensation and benefits offered.

OUTSIDE EMPLOYMENT AN COMPETITIVE ACTIVITIES:

During your employment with National RV Inc. you agree that you will not directly or indirectly, either as an employee, employer, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, perform services for any other individual or business for compensation, or engage in any other business or outside activity that would interfere with the performance of your duties as assigned, without the written permission of your supervisor.

USE OF COMPANY PROPERTY:

I acknowledge that I will be furnished with National RV Inc. property/equipment for my use during employment with National RV Inc.

I understand I will be responsible to keep the equipment in good condition. I further understand that I am to use the company provided property/equipment for National RV business purposes only.

If for any reason I terminate my employment of National RV Inc., I will return all Company property/equipment upon the termination of my employment in good condition or the cost will be deducted from my final paycheck. No deductions will be made for normal wear and tear.

OWNERSHIP OF RECORDS

In the course of your employment, you will have access to confidential records and data pertaining to the Company’s (NRV) customers and to the relationship between these customers and the Company. Such information is considered confidential and is disclosed to you in confidence. During your employment by the company and for a period of one (1) year after termination of that employment, you agree that you will not directly or indirectly disclose or use any such information except as required in the course of your employment with the Company. In addition, you agree that for a period of one (1) year after the termination of your employment with the Company, you will not induce or attempt to induce any employee of the Company to discontinue representing the Company for the purpose of representing any competitor of the Company.

You agree that all records relating in any manner to the Company’s customers, whether prepared by you or otherwise, is exclusive property of the Company and shall be immediately returned to the Company upon termination of employment.

ADHERENCE TO COMPANY RULES:

You agree that you will strictly adhere to all the rules and regulations now in effect, or which may later be implemented or modified.

ARBITRATION AGREEMENT:

By accepting this employment offer and entering into this employment agreement, you and the Company agree that any legal or equitable claims or disputes arising out of or in connection with the employment will be settled by binding arbitration. This agreement applies to the following allegations, disputes and claims for relief, but is not limited to those listed: wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance or governmental regulations; (including to alleged discrimination on the basis of race, color, religion, sex, sexual orientation, pregnancy, age, disability, national origin, marital status, ancestry, medical condition and/or veteran status), retaliatory discharge or other action; compensation disputes; tortious conduct; contractual violations (although no contractual relationship, other than at-will employment and this agreement to abrbitrate, is hereby created); ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this agreement was signed.

The arbitration proceedings shall be conducted in Riverside, California in accordance with the arbitration provision set out in California Code of Civil Procedure section 1280, et seg. In effect at the time a demand for arbitration is made. You are entitled to representation by an attorney throughout the proceedings at your own expense.

The employer shall pay all costs associated with the Arbitration including the Arbitrator’s fee and costs associated with the facilities for the Arbitration, other than attorney’s fees and costs discussed previously. The Employer is solely responsible for these costs, whether it wins or loses and the Arbitrator shall not apportion these costs.

One Arbitrator shall be used and shall be chosen by mutual agreement of the parties from the list of arbitrators supplied by the Judicial Arbitration and Mediation Services (JAMS). If within thirty days after the employee notifies the employer of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen in accordance with the provisions of Code of Civil Procedure section 1281.6. The arbitrator shall coordinate and limit as appropriate all prearbitral discovery, which shall include document production, information requests and depositions. The arbitrator shall issue a written decision and award, stating the reasons therefor. The decision and award shall be exclusive, final and binding on both parties, their heirs, executors, administrators, successors and assigns. The costs and expenses of the arbitration shall be borne evenly by the parties.

You understand that by signing this agreement, you and the Company are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) and thereby are waiving the right to have these disputes resolved in court. This substitution involves no surrender of any substantive statutory or common law benefit, protection or defense.

The parties agree that this is not intended to add to, create, or imply any contractual or other right of employment. The parties’ employment relationship is at-will and no other inference is to be drawn from this agreement.

TERMS AND TERMINATION:

Your employment is Employment At-Will. You have the right to terminate your employment at any time, with or without cause or reason and with or without notice. We also have the right to terminate your employment at any time with or without cause or reason or with or without notice. No other person other than the president may change this at-will employment relationship and such a change must be made in writing.

We retain the right to reassign you to a different position, which may include changes commensurate to the position, with or without notice and change your job duties to meet our business needs.

This offer is contingent on the completion of reference checks and verifications of employment information. In this regard, we required that the references are generally positive in content and character and verifications accurate.

ENTIRE AGREEMENT:

This agreement supersedes all other agreements, oral or written, between you and the Company. This offer is the entire offer to you. There are no other express or implied promises, representations or contracts being offered to you.

ACCEPTANCE:

Please initial all pages reviewed and sign / date the last page in the space provided below and return it in the self-addressed envelope provided.

I acknowledge that I have read, understand and agree with these terms as stated.

Johathan Corn
Print Name

/S/ Jonathan Corn	11/14/01
Signature	Date